Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2020, relating to the consolidated financial statements and financial statement schedule of Franklin Electric Co., Inc. and subsidiaries, and the effectiveness of Franklin Electric Co., Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Franklin Electric Co., Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
May 6, 2020